Exhibit 99.2

4th Quarter 2008 Earnings Conference Call

Introduction: George L. Ball, Chairman of Sanders Morris Harris Group

GLB

Thank you, Operator, and good morning everyone. Welcome to Sanders Morris Harris Group’s earnings release conference call for the fourth quarter of 2008. With me today, by phone or in person, are:

Ben Morris, Chief Executive Officer,

Ric Edelman, President,

Rick Berry, Chief Financial Officer,

John Unger, Senior Vice President and General Counsel,

Bruce McMaken, Executive Vice President,

Steve Cordill, President of Wealth/Asset Management, and

Bill Sprague, President of Capital Markets.

GLB	In a moment, I will turn the call over to Rick. He will discuss our financial results for the fourth quarter of 2008. It will be followed by a question and answer session. Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release. Rick –.

RB	I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB

You should have had a chance to review our earnings release. It outlines in some detail the components of our fourth quarter results. I will not cover that material at any length, therefore, but will answer any questions later.

There were several unusual items that impacted 2008 and the fourth quarter. One was the requirement that our goodwill be marked down to reflect the year-end price of our common stock. That non-cash charge was $56.5 million. Second, there was a loss in the quarter of $7.7 million in the value of our investments, largely in our high-yield fund, as we’ve reported. Finally, the Company recorded a gain of $50.4 from the sale of our interest in Salient Partners and Endowment Advisers, the majority of which was booked in the third quarter.

GLB next comment

GLB	We’d be happy to discuss any or all of those factors further. However, of greater importance, I think, is the core Wealth/Asset Management business. There is no escaping the leverage effect of diminished AUM on earnings. It has a multiple impact on net, both going up and going down. We are instituting cost reductions which will take hold by the second quarter. We have scheduled them at $4.5 million and are well along in the process. Cost cuts take a few months to flow through the P&L. Our Edelman, other wealth management and wealth advisory businesses are profitable. Their aggregate earnings in the fourth quarter, however, were $1.4 million versus $6.0 million a year earlier. In addition to that, the Company also benefited from $2.2 million of income from the amortization of the Salient note, as discussed in the earnings release. That phenomenon should continue each quarter over the life of the note. In total, AUM declined 25% in 2008 compared to a 38% decline in the S&P 500. However, each of our units gained more clients and client dollars than they lost last quarter and have done the same, we believe, so far this year.

RB	In 2009, we anticipate receiving $12.9 million from the notes we received for selling our interests in Salient Partners and Endowment Advisers. The Endowment Fund, the largest part of Endowment Advisers, is doing well. It fell only 23% in 2008, is up this year, and has had net new dollar inflows.

GLB	We expect to close the Capital Markets sale in the second quarter. In addition, our Concept Capital division is going to establish its own broker-dealer. It will operate as a separate entity, of which we will own 43%. Concept Capital is highly profitable and has a plan to expand into the void caused by the contraction of many of the institutional service firms. That means Sanders Morris Harris Group will be almost entirely a Wealth/Asset Management-based company. Our core businesses are, as indicated, solid albeit profit crimped by the market decline. Unlike most other companies in the financial services industry, we have a bright and, we think, highly probable avenue of affordable expansion. It is the growth of the Edelman business nationwide.

GLB	We expect to open our first eight non-Washington, DC Edelman offices by the end of the second quarter. Each will have 1-2 financial planners and will cost about $300,000 to open and bring to profitability. We are going to cluster the initial offices around metropolitan New York, where we have been getting a large numbers of calls since Ric Edelman’s show has been on the air there. Even today, using just a remote call center to respond to those calls, we are more than covering the cost of the air time. We are optimistic about the future of the expansion and the possibility of succeeding.

GLB	With that, we will be pleased to answer any questions.